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                                                                    Exhibit 23.7



                            CONSENT OF SG BARR DEVLIN

     We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Consolidated Edison, Inc. and Northeast Utilities included in this Registration Statement of Consolidated Edison, Inc. and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.



                                   SG BARR DEVLIN
                                   A division of SG Cowen Securities Corporation



New York, New York
February 29, 2000